Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:

At Landec:	At EAS & Associates:
Gregory S. Skinner	Liz Saghi
Vice President Finance and CFO	(415) 816-8868
(650) 261-3677

LANDEC SUBSIDIARY, APIO INC., ANNOUNCES EQUITY INVESTMENT
IN LICENSING PARTNER WINDSET

MENLO PARK, CA – February 16, 2011 — Landec Corporation (Nasdaq: LNDC), a materials science company that develops and markets patented polymer products for food, agricultural, medical device and licensed partner applications, announced today that its subsidiary, Apio, Inc., has purchased $15 million of Senior Preferred Shares and $201 of Common Shares in Windset Holdings 2010 Ltd., which represents a 20.1% equity ownership by Apio in Windset.  Windset is a privately held produce company headquartered in Vancouver, Canada and, together with other affiliated entities, has grown to be one of the most advanced protected hydroponic vegetable producers in Canada and the largest privately owned, vertically integrated, produce operation in Western Canada.

Apio has an existing exclusive license agreement with Windset and views this equity investment as the continuation of an ongoing strategic partnership in the fresh produce market.  In July 2010, Windset licensed the exclusive rights to Apio’s BreatheWay® packaging technology for use with cucumbers, tomatoes and peppers.  As a leader in innovation for fresh produce, Apio views Windset as the most advanced hydroponic vegetable producer in North America, where the demand for hydroponically grown produce is rising rapidly.  The hydroponic process uses no soil and a fraction of the water required in field production.  Furthermore, the process results in higher yields per acre and is not burdened with traditional weather-related risks.

There is a 7.5% annual dividend associated with the Senior Preferred Shares.  In addition, over the period of its minority interest ownership in Windset, Apio will recognize quarterly 20.1% of the change in the fair value of Windset which will include the impact of Apio’s share of Windset’s net income or loss for the quarter.  The shares purchased by Apio also have a put/call feature that can be triggered on the sixth anniversary of the equity purchase, whereby Apio can exercise the put to sell its shares or Windset can exercise the call to purchase the shares from Apio at a price equal to the original purchase price for the Senior Preferred Shares plus Apio’s pro rata 20.1% share of the then fair value of Windset.

The proceeds from Apio’s equity investment, in addition to proceeds raised by Windset from bank financings, will be used by Windset to purchase 221 acres of land in the Santa Maria Valley of California, located within 5 miles of the Apio operations, and to initially construct 64 acres of indoor vegetable production along with the required support facilities for growing, harvesting, grading and selling numerous varieties of hydroponically grown tomatoes. Construction is already underway and is expected to be completed by the end of calendar year 2011.

Exhibit 99.1

During its recently completed fiscal year ended December 2010, Windset generated approximately $14 million CAD of EBITDA (earnings before interest, taxes, depreciation and amortization).  As a result of its new facilities in California and continued growth of its Canadian operations, Windset projects revenues will exceed $200 million CAD by fiscal year 2013 and EBITDA is expected to more than double by 2013.  At the end of its fiscal year 2010, Windset had total assets of approximately $105 million CAD.

Ron Midyett, Apio’s Chief Executive Officer, said, “The Santa Maria Valley is ideal for the growing of hydroponic vegetables, providing the optimum combination of heat during the day with cool nights, resulting in more vigorous plants, faster growth and higher yields.  Windset will be able to grow and sell tomato products year round without adverse weather impact.  Windset’s Santa Maria operation will produce a variety of high quality tomatoes, such as grape, cocktail, roma and beefsteak tomatoes, to be sold to premium retailers across the Western U.S. and Canada.”

Steve Newell, Windset’s Chief Executive Officer, stated, “We believe Apio is the ideal strategic investor for our company.  Windset’s extensive expertise in state-of-the-art hydroponic protected vegetable production facilities combined with Apio’s expertise in packaging technology will provide a unique opportunity to offer innovative new products to our retail, club and food service customers.  Windset plans to collaborate with Apio on a number of future programs that will leverage Apio’s BreatheWay packaging technology.  In turn, Apio will evaluate opportunities to incorporate Windset grown products into its EatSmart® line of packaged vegetables.”

Gary Steele, Landec’s Chairman and CEO, commented, "Landec has two strategic initiatives underway. We seek to diversify into applications for our materials technology outside of our food business such as our recent acquisition of Lifecore Biomedical, and we seek to diversify within our food business by investing in areas that represent significant new growth and innovation.  Based on Windset’s growth profile, profitability track record and the new opportunity for hydroponically grown tomatoes in Santa Maria, California, Apio’s equity investment in Windset advances our goals for diversification and profitability."

About Windset

Founded in 1996, Windset has grown to be one of the most advanced protected hydroponic vegetable producers in Canada and the largest privately owned, vertically integrated, produce operation in Western Canada.  The Company has properties in Delta, British Columbia (“BC”), Abbotsford, BC, North Las Vegas, Nevada, and soon to include Santa Maria, California.  Windset produces, grades, packages and distributes vegetables to customers around North America.  Today Windset has the exclusive right to market 284 acres of production area plus soon an additional 64 acres of capacity in Santa Maria, California and has developed a top tier customer base in the U.S. and Canada in retail and club stores. To ensure its competitive advantage, Windset has spent a significant amount of time researching the most advanced growing and packaging technologies for hydroponically grown vegetables.

Exhibit 99.1

About Landec Corporation

Landec is a materials science company, leveraging its capability in polymer science and bio-application development in order to commercialize new products within a variety of life science fields, including food, agricultural, personal care and medical device applications.  With its Intelimer® polymers, Landec is able to customize its proprietary polymer materials for each application through the manipulation of controlled release, temperature activation and biocompatibility properties.  Landec’s subsidiary, Apio, has leveraged Landec’s BreatheWay® membrane to become the leader in U.S. fresh-cut specialty vegetables.  Landec Ag offers a full solution of seed coatings and enhancements that work with the latest genetic technologies to drive continuous improvements in crop yield.  Landec has also commercialized dozens of personal care, industrial and adhesive products through its long-standing partner relationships. With its recent acquisition of Lifecore Biomedical, Landec is now a premium supplier of hyaluronan-based biomaterials to the ophthalmic, orthopedic and veterinary markets worldwide. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, the integration of Lifecore’s operations into the Company, the severity of the current economic slowdown, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 30, 2010 (See item 1A: Risk Factors) which may be updated in Part II, Item 1-A Risk Factors in the Company’s Quarterly Reports on Form 10-Q.  As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.